Exhibit 10.1
MILESTONE BUYOUT OPTION AGREEMENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Milestone Buyout Option Agreement and Amendment to the Agreement and Plan of Merger and Reorganization (this “Amendment”) is made as of April 26, 2026 (the “Amendment Date”), by and between Avalo Therapeutics, Inc., a Delaware corporation (“Parent”) and Patrick Crutcher (the “Securityholders’ Representative”), solely in his capacity as the representative agent and attorney-in-fact of the former holders of securities in AlmataBio, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Parent, Project Athens Merger Sub, Inc., a Delaware corporation, Second Project Athens Merger Sub, LLC, a Delaware limited liability company, the Company and the Sellers’ Representative entered into that certain Agreement and Plan of Merger and Reorganization, dated as of March 27, 2024 (the “Merger Agreement”).
WHEREAS, pursuant to Section 8.15 of the Merger Agreement the Securityholders’ Representative has the power and authority to negotiate and enter into amendments to the Merger Agreement on behalf of each Securityholder.
WHEREAS, pursuant to Section 2.08(c) of the Merger Agreement, Parent is obligated to pay the Securityholders contingent consideration in the amount of $15,000,000 upon achievement of the Third Milestone.
WHEREAS, the parties hereto desire Parent to have the option to buyout and fully satisfy the Third Milestone Consideration on the terms set forth herein and thereby amend the Merger Agreement accordingly.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained the parties hereby agree as follows:
1.    Third Milestone Option.
(a)    Up-Front Cash Payment for Third Milestone Option. Parent shall pay (i) an amount equal to Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) (the “Up-Front Cash Payment”) less the Legal Fees (as defined below), and (ii) an amount equal to the fees and expenses of Lowenstein Sandler LLP (“Lowenstein” and such amount, the “Legal Fees”), the counsel for the Securityholders’ Representative, in each case by wire transfer of immediately available funds, allocated among the Securityholders in accordance with their respective Ownership Percentages, as set forth on Exhibit A hereto, unless otherwise specified in writing by the Securityholders’ Representative no less than two (2) days prior to such payment being made with respect to (i) above and the account designated by Lowenstein with respect to (ii) above, within five (5) Business Days of the Amendment Date; provided, that no later than two (2) Business Days prior to the date such payment is due, Securityholders’ Representative shall confirm in writing to Parent the wire information of each Securityholder and Lowenstein shall confirm in writing to Parent its wire information. For the avoidance of doubt, the Parent shall pay the Legal Fees directly to Lowenstein and such amount shall be deducted from and credited against Parent’s payment of the Up-Front Cash Payment and deemed paid directly to the Securityholders and then further remitted to Lowenstein; provided, however, that Parent’s obligation to pay Legal Fees pursuant to this Section 1(a) shall be limited in all respects to the amount of the Up-Front Cash Payment, and Parent shall not be responsible for any Legal Fees in excess thereof.
(b)    Option to Buyout Third Milestone Consideration. For a period of ninety (90) days following the Amendment Date (the “Option Exercise Period”), Parent shall have the option (the “Third Milestone Option”), exercisable in its sole discretion, to pay an amount equal to Five Million and One Hundred Twenty-Five Thousand Dollars ($5,125,000), payable either in cash, Parent Common Stock or in a combination thereof as determined in Parent’s sole discretion (the “Third Milestone Buyout Consideration”). The Third Milestone Buyout Consideration shall be allocated among the Securityholders in accordance with their respective Ownership Percentages, set forth on Exhibit A hereto. Parent shall notify Securityholders’ Representative in writing of its exercise of the Third Milestone Option (such notice, the “Option Exercise Notice”) and within five (5) days after the delivery of the Option Exercise Notice, the Securityholders’ Representative shall confirm in writing to Parent the wire transfer information of each Securityholder and, if any portion of the Third Milestone Buyout Consideration is to be paid in Parent Common Stock, shall confirm any required information for the issuance of Parent Common Stock. Notwithstanding anything to the contrary in the Merger Agreement, the price per share of any Parent Common Stock issuable in respect of the Third Milestone Buyout Consideration will be calculated based on the volume weighted average price per share for the twenty (20) Trading Day period beginning and including the first full Trading Day that is twenty (20) Trading Days prior to the date on which Parent issues the applicable Parent Common Stock. The mix of cash or Parent Common Stock payment for the Third Milestone Buyout Consideration shall be subject to Section 2.08(f) of the Merger Agreement. Shares of Parent Common Stock shall be issued in book entry format to the respective accounts of the Securityholders as directed by the Securityholders’ Representative. Notwithstanding the foregoing, but subject in all events to the Reorg Threshold requirement of Section 2.08(f), no shares of Parent Common Stock shall be issued to any individual Securityholder to the extent issuance would result in such holder’s beneficial ownership exceeding 19.9% of the outstanding shares of Parent Common Stock; in such event, the individual Securityholder shall receive cash with respect to all amount due in excess of the amount paid in shares of Parent Common Stock up to such 19.9% limit.
2.    Amendments to Merger Agreement upon Exercise of the Third Milestone Option. Upon payment of the Third Milestone Buyout Consideration, the Third Milestone Consideration shall be deemed forever satisfied and Parent shall have no further obligations under Section 2.08(c) of the Merger Agreement or with respect to the Third Milestone Consideration and the Merger Agreement shall be amended as set forth below:
(a)    Section 2.08(c) of the Merger Agreement shall be deemed deleted in its entirety and replaced with “RESERVED.” and Parent shall have no further obligation thereunder. All references in the Merger Agreement to the Third Milestone Consideration shall be deemed deleted.
(b)    Section 2.08(k)(i) of the Merger Agreement will be deemed deleted in its entirety and Parent will have no further obligation thereunder.
3.    Amendment to Merger Agreement upon Parent’s Failure to Exercise the Third Milestone Option. In the event Parent does not exercise the Third Milestone Option during the Option Exercise Period, the definition of Third Milestone Consideration in the Merger Agreement shall be amended and restated as follows:
“Third Milestone Consideration” means the amount of $12,750,000 payable either in cash or Parent Capital Stock as determined pursuant to Section 2.08.”
4.    Resale Registration Statement.
(a)    If any portion of the Third Milestone Buyout Consideration is paid in Parent Common Stock (such consideration, the “Stock Consideration”), Parent shall, within seventy-five (75) days of the issuance of such Parent Common Stock (the “Filing Deadline”), file with the Securities and Exchange Commission (the “Commission”) a Form S-3 or any similar short-form registration statement, which may be an automatically effective registration statement at any time the Parent is eligible, to register the resale of the Stock Consideration then outstanding on a delayed or continuous basis in accordance with Rule 415 under the Securities Act (a “Resale Registration Statement”). Parent shall use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the Commission or otherwise become effective sixty (60) days after such filing (the “Effectiveness Deadline”). Such obligation is subject in all respects to Parent’s receipt of all information from Securityholders’ Representative that is required by Law to be included in the applicable Resale Registration Statement. Parent shall use commercially reasonable efforts to keep the Resale Registration Statement effective until the earlier of: (1) all Parent Common Stock issued as Stock Consideration have been sold; or (2) all Parent Common Stock issued as Stock Consideration may be sold without restriction pursuant to Rule 144 under the Securities Act (such time period, the “Effectiveness Period”).
(b)    If the Resale Registration Statement is not filed with the Commission on or prior to the Filing Deadline (a “Registration Failure”), then, in addition to any other rights the Securityholders may have hereunder or under applicable law, Parent will make pro rata payments to each Securityholder that received Stock Consideration (each a “Holder”), as liquidated damages and not as a penalty (the “Registration Liquidated Damages”), in an amount equal to one percent (1.0%) of the value of such Holder’s pro rata share of the Stock Consideration for the initial day of a Registration Failure and for each thirty (30) day period (or pro rata portion thereof with respect to a final period, if any) thereafter until the Registration Failure is cured. The Registration Liquidated Damages shall be paid in cash (A) within five (5) Business Days of the date of such Registration Failure for the initial Registration Failure and (B) monthly, within two (2) Business Days of the end of each subsequent thirty (30)-day period (or portion thereof with respect to a final period, if any) thereafter until the Registration Failure is cured.
(c)     If the Resale Registration Statement is not declared effective by the Commission by the Effectiveness Deadline (an “Effectiveness Failure”), then Parent will make pro rata payments to each Holder, as liquidated damages and not as a penalty (the “Effectiveness Liquidated Damages” and together with the Registration Liquidated Damages, the “Liquidated Damages”), in an amount equal to one percent (1.0%) of the value of such Holder’s pro rata share of the Stock Consideration for the initial day of a Effectiveness Failure and for each thirty (30)-day period (pro rata for any portion thereof) thereafter until the Effectiveness Failure is cured. The Effectiveness Liquidated Damages shall be paid in cash (A) within five (5) Business Days of the end of the date of the initial Effectiveness Failure and (B) monthly, within two (2) Business Days of the end of each subsequent thirty (30)-day period (pro rata for any portion thereof) thereafter until the Effectiveness Failure is cured.
(d)    Notwithstanding the foregoing no Liquidated Damages shall be payable with respect to any period after the expiration of the Effectiveness Period (it being understood that this sentence shall not relieve Parent of any Liquidated Damages accruing prior to the expiration of the Effectiveness Period).
(e)    Parent shall pay all expenses incurred in connection with the preparation of any Resale Registration Statement; provided that Securityholders’ Representative shall pay all applicable underwriting fees or selling commissions.
5.    Lock-Up.
(a)    For a period of 45 days following the issuance of the Stock Consideration, Securityholders shall not, without the prior written consent of Parent, directly or indirectly sell, exchange, transfer, or assign (including a pledge or other grant of a security interest), whether voluntarily or involuntarily, any shares of Parent Common Stock received as Stock Consideration.
(b)    The Securityholders consent to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of any shares issued as Stock Consideration except in compliance with the restrictions set forth in this Section 5.
(c)    The Securityholders acknowledge that the shares issued as Stock Consideration will bear a legend reflecting the above restrictions.
6.    Release. Effective for all purposes as of the date of satisfaction of the Third Milestone Buyout Consideration (the “Payment Date”), each party hereby acknowledges and agrees, on behalf of itself and each of its agents, directors, officers, employees, stockholders, affiliates, subsidiaries, estate, heirs, successors, assigns, members and partners (each, a

“Releasor”), that for good and valuable consideration, each Releasor hereby unconditionally and irrevocably and forever releases and discharges the other party and its stockholders, affiliates, successors, acquirors and assigns, present or former directors, officers, employees, and agents (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, demands, debts, losses, costs, expenses, proceedings, covenants, liabilities, suits, judgments, damages, contracts, covenants, actions and causes of action, obligations, accounts, attorney’s fees and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, vested or contingent, in contract, at law or in equity, by statute or otherwise which have existed or may have existed, or which do, can, shall or may exist, through and including the Payment Date or otherwise based on any act, omission, conduct, occurrence, decision, matter or thing occurring at any time up to and including the Payment Date, relating to the Third Milestone Consideration or any amounts due or otherwise payable now or in the future pursuant to Section 2.08(c) of the Merger Agreement; provided, however, that nothing contained in this Section 6 shall release, discharge, or otherwise affect the rights or obligations of any party that survive by their terms under the Merger Agreement.
7.    Representations and Warranties.
(a)    Representations and Warranties of Securityholders’ Representative. Securityholders’ Representative hereby represents and warrants to Parent, as of the Amendment Date, that:
(i)    Authority. Securityholders’ Representative has full power and authority, in its capacity as Securityholders’ Representative under the Merger Agreement, to enter into this Amendment and to perform its obligations hereunder, including binding the Securityholders.
(ii)    Authorization; Binding Effect. This Amendment has been duly executed and delivered by Securityholders’ Representative and constitutes the valid and binding obligation of Securityholders’ Representative, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws.
(iii)    No Conflict. The execution and performance of this Amendment does not violate or conflict with the Merger Agreement or any other agreement binding on Securityholders’ Representative in his representative capacity.
(iv)    Release Rights. Securityholders’ Representative has the authority to grant the releases contemplated by this Amendment on behalf of the Securityholders.
(b)    Representations and Warranties of Parent. Parent hereby represents and warrants to Securityholders’ Representative, as of the Amendment Date, that:

(i)    Organization; Authority. Parent is duly organized and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform this Amendment.
(ii)    Authorization; Binding Effect. This Amendment has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws.
(iii)    No Conflict. The execution and performance of this Amendment does not violate Parent’s organizational documents or result in a breach of the Merger Agreement.
8.    Miscellaneous.
(a)    Full Force and Effect. Except as amended hereby, all of the terms and conditions of the Merger Agreement will remain in full force and effect and will not be, or deemed to be, waived, modified, superseded or otherwise affected by this Amendment.
(b)    Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all expenses incurred in connection with the negotiation, execution and delivery of this Amendment shall be paid by the party incurring such expenses.
(c)    Entire Agreement. This Amendment together with the Merger Agreement and the schedules and exhibits thereto and the other Ancillary Agreements contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, oral and written, with respect thereto.
(d)    Headings. The headings used in this Amendment are for convenience of reference only and do not constitute a part of this Amendment.
(e)    Counterparts; Electronic Transmission. This Amendment may be executed in any number of counterparts and by the several parties hereto in separate counterparts (including by means of signature pages in “pdf” of similar format delivered electronically), each of which shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PARENT

AVALO THERAPEUTICS, INC.

By:	/s/ Garry A. Neil
Name:	Garry A. Neil
Title:	Chief Executive Officer

SECURITYHOLDERS' REPRESENTATIVE

/s/ Patrick J. Crutcher
Patrick J. Crutcher, solely in his capacity as Securityholders' Representative

[Signature Page to Amendment to Agreement and Plan of Merger and Reorganization and Milestone Buyout Agreement]

EXHIBIT A

Ownership Percentages

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